Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147869 on Form S-8 of our report dated April 11, 2008, relating to the financial statements of Nuclear Solutions, Inc. appearing in this Annual Report on Form 10-K of Nuclear Solutions, Inc. for the year ended December 31, 2007.

/s/ RBSM LLP

New York, New York
April 15, 2008